PITTSBURGH & WEST VIRGINIA RAILROAD
#2 Port Amherst Drive
Charleston, West Virginia 25036

February [    ], 2011

Dear Shareholder:

Enclosed with this letter is a certificate which evidences non-transferable rights to subscribe for common shares of beneficial interest, no par value (“Common Shares”), of Pittsburgh & West Virginia Railroad (“PW”).  The rights offering is being made upon all of the terms and subject to all of the conditions set forth in the enclosed prospectus, dated February [   ], 2011 (the “Prospectus”).  You should review the Prospectus carefully before making any investment decision.  You are receiving three (3) rights for every forty (40) Common Shares that you owned as of February 25, 2011, the record date for this rights offering.   PW will not issue fractional rights, but rather will round down the aggregate number of subscription rights you are entitled to receive to the nearest whole number.  Each right entitles you to subscribe for and purchase one (1) Common Share at the subscription price of $9.00 per Common Share.

You may exercise the rights only by completing and executing the enclosed certificate and returning it, together with the full subscription price and any required documents, so that it is received by StockTrans, Inc. prior to 5:00 p.m., Eastern Time, on March 16, 2011, unless the rights offering is extended by PW (the “Expiration Date”).  Alternatively, you may complete the enclosed “Notice of Guaranteed Delivery” and return it, together with a certified or cashier’s check or money order for the full subscription price, on or prior to the Expiration Date.  The subscription price may also be paid by wire transfer.  Therefore, you are urged to give your immediate attention to the enclosed materials.  Please read and follow the instructions contained in the Prospectus and the other enclosed documents carefully, because a properly completed and duly executed certificate is necessary to exercise the rights.  If you hold your Common Shares through a broker or other registered holder, you cannot exercise your rights directly and must instruct the registered holder to take action on your behalf.

YOU ARE URGED TO GIVE YOUR IMMEDIATE ATTENTION TO THE ENCLOSED MATERIALS.  IF YOU DO NOT EXERCISE YOUR RIGHTS PRIOR TO THE EXPIRATION TIME, YOUR RIGHTS WILL EXPIRE AND HAVE NO VALUE.

For further information concerning the exercise of your rights, please call PW’s subscription agent, StockTrans, Inc., by calling, if you are located within the United States, Canada or Puerto Rico, (800) 733-1121 (toll free) or, if you are located outside the U.S., (610) 649-7300 (collect).

We thank you for your continued support.

Sincerely,

David Lesser
CEO & Chairman
Pittsburgh & West Virginia Railroad